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                                                                     EXHIBIT 3.8

                            CERTIFICATE OF AMENDMENT

                                       OF

                          CERTIFICATE OF INCORPORATION

                                       OF

                          KELLEY OIL & GAS CORPORATION


         Kelley Oil & Gas Corporation (the "Corporation"), a corporation duly organized and existing under the General Corporation Law of the State of Delaware (the"GCLD"), does hereby certify that:


         I. The amendment to the Corporation's Certificate of Incorporation set forth below was duly adopted in accordance with the provisions of Section 242 of the GCLD and has been consented to in writing by the stockholders of the Corporation, and written notice has been given to stockholders who have not consented in writing, in accordance with Section 228 of the GCLD.

         II. The Certificate of Incorporation of the Corporation is hereby amended as follows:

                 A. Article 1 is hereby amended in its entirety to read as follows:

         "1. Name. The name of the corporation is Contour Energy Co. (the "Corporation")."

                 B. The first paragraph of Article 4 is hereby amended in its entirety to read as follows:

         "4.     Number an Designation of Shares.  The total number of shares of capital stock that the Corporation shall have authority to issue is 22,000,000 shares, which shall be divided into two classes as follows:
         20,000,000 shares of Common Stock, $.10 par value ("Common Stock"), and 2,000,000 shares of Preferred Stock, $1.50 par value ("Preferred Stock"). The powers, designations, preferences, rights and qualifications, limitations or restrictions on the Common Stock and the Preferred Stock are set forth below."

                 C.       A new paragraph "(d)" shall be added to the end of
                          Article 4, which shall read in its entirety as follows:

                 "(d)     Effective as of the close of business on July 30,
         1999 (the "Effective Time"), each ten shares of Common Stock issued and outstanding immediately prior to the Effective Time shall automatically be changed and converted, without any action on the part of the holder thereof, into one share of Common Stock, and, in lieu of interests in a fraction of a share of Common Stock, each holder whose aggregate holdings of Common Stock immediately prior to the Effective Time amounted to a number of shares not evenly divisible by ten shall be entitled to receive for each such one-tenth fractional interest of a share of Common Stock, and at the Effective Time each such one-tenth fractional interest of a share of Common Stock shall automatically be changed and converted, without any action on the
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         part of the holder thereof, into the right to receive, upon surrender of the stock certificate or certificates formerly representing shares
         of Common Stock, an amount in cash equal to $ *   for each such
         one-tenth fractional interest of a share of Common Stock.

, where the figure identified by the asterisk ("*") shall be the closing price per share of the Common Stock on July 30, 1999, as reported by The Nasdaq Stock Market.

         III. Pursuant to Section 103(d) of the GCLD, this Amendment shall become effective as of the Effective Time.


         IN WITNESS WHEREOF, the Corporation has caused this Certificate to be executed by its authorized officer, on this 12th day of July, 1999.

                                        KELLEY OIL & GAS CORPORATION



                                        by    /s/ John F. Bookout
                                          --------------------------------------
                                        name    John F. Bookout
                                            ------------------------------------
                                        title    President
                                             -----------------------------------